Exhibit 99.1

25 Sawyer Passway • Fitchburg, MA 01420 • (978) 345-5000

FOR IMMEDIATE RELEASE	Contact: David A. Garrison
Website: http://www.arthrt.com	(978) 345-5000
August 12, 2004

ARRHYTHMIA RESEARCH TECHNOLOGY, INC.
INCREASES CASH DIVIDEND BY 20%

Fitchburg, MA

        Arrhythmia Research Technology, Inc. (the “Company”) (AMEX: HRT) announced that its Board of Directors approved the payment of a dividend of $.06 per share to holders of record on August 27, 2004, payable on September 17, 2004.

        James E. Rouse, President and CEO, stated “The Board of Directors of the Company declared a $.06 cash dividend, an increase of 20% over the dividend paid in March 2004, as a result of the earnings in the first six months of 2004.”

        Future dividend declarations by the Board of Directors will depend upon a number of factors, including future operating results, and other investment and acquisition opportunities.

        The Company, through Micron, produces silver plated sensors and distributes metal snaps for manufacturers of disposable ECG electrodes and through Micron’s NEM division manufactures injection molded products for medical, electronics, industrial and consumer applications. The Company’s products also include proprietary signal-averaging electrocardiographic (SAECG) software used in the detection and treatment of potentially lethal heart arrhythmias.

        Forward-looking statements made herein are based on current expectations of the Company that involve a number of risks and uncertainties and should not be considered as guarantees of future performance. The factors that could cause actual results to differ materially include: interruptions or cancellation of existing contracts, impact of competitive products and pricing, product demand and market acceptance, risks, the presence of competitors with greater financial resources than the Company, product development and commercialization risks, changing economic conditions in developing countries, and an inability to arrange additional debt or equity financing. More information about factors that potentially could affect the Company’s financial results is included in the Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-KSB for the year ended December 31, 2003.